Exhibit 10.29

Integral Sponsor LLC

1330 Avenue of the Americas, 23rd Floor

New York, NY 10019

[DATE]

Investor: [Insert Investor Name]

Re: Contingent Forfeiture Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Business Combination Agreement, dated October 19, 2023 (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), by and among Integral Acquisition Corporation 1, a Delaware corporation (“Integral 1”), Flybondi Limited, a limited company incorporated under the laws of England and Wales (“Flybondi”), FB Parent Limited (“TopCo”), a limited company incorporated under the laws of England and Wales, Gaucho MS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of FB Parent, and certain holders of Flybondi’s outstanding shares that have executed the Business Combination Agreement, (ii) that certain letter agreement, dated [DATE], 2021 (the “Letter Agreement”), by and between Integral Sponsor LLC (“Sponsor”) and [INVESTOR] (“Investor”). Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the Letter Agreement.

RECITALS

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”), the Investor has agreed to enter into this Agreement with the Sponsor relating to certain shares of Class B common stock of Integral 1 held by the Sponsor, which were initially purchased by and allocated to the Investor in a private placement prior to the IPO (such shares, as converted into shares of Class A common stock as described below, the “Founder Shares”);

WHEREAS, the Letter Agreement contains the acknowledgement of the Sponsor that the Founder Shares allocated to the Investor will not be reduced or subject to cut-back, mandatory repurchase, redemption, concession, share price vesting triggers commonly known as “earn-outs” or forfeiture for any reason or under any circumstances or any other modification, including in connection with a business combination;

WHEREAS, that certain letter agreement, dated November 2, 2021 (the “Insider Letter”), between Integral 1, the Sponsor and the other parties thereto, contains lock-up provisions that restrict the Sponsor from transferring the Founder Shares for a certain period after the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”);

WHEREAS, the Business Combination Agreement contemplates that the Sponsor will enter into a lock-up agreement (“Lock-Up Agreement”), pursuant to which 15% of the Sponsor’s Founder Shares that are exchanged for shares in TopCo (the Lock-Up Securities”) will be restricted from transfer for six months following the Closing, 25% of the Lock-Up Securities will be restricted from transfer for nine months following the Closing, 25% of the Lock-Up Securities will be restricted from transfer for one year following the Closing and 35% of the Lock-Up Securities will not be subject to a restriction on transfer;

WHEREAS, Integral 1, the Sponsor and the other parties thereto intend to amend the Insider Letter to amend the lock-up restrictions contained therein, effective at the Closing, to match the lock-up terms contained in the Lock-Up Agreement;

WHEREAS, Integral 1 has converted the Sponsor’s shares of Integral 1 Class B common stock into an equal number of shares of Integral 1’s Class A common stock;

WHEREAS, the Sponsor intends to distribute all of the shares of TopCo it receives at the Closing in exchange for the Founder Shares (the “New Shares”) to members of the Sponsor;

WHEREAS, the Business Combination Agreement and Lock-Up Agreement will permit the Sponsor to distribute the New Shares to members of the Sponsor, subject to the restrictions contained therein, including that only 35% of the Lock-Up Securities will not be subject to a restriction on transfer immediately after the Closing; and

WHEREAS, TopCo intends to register the New Shares pursuant to the registration statement to be filed in connection with the Transactions.

NOW, THEREFORE, For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Purchaser hereby agree as follows:

1.
The Investor shall, effective immediately prior to the Merger Effective Time, transfer (at the direction of the Sponsor) for no consideration, up to 25% of the Founder Shares allocated to the Investor in the private placement prior to the IPO (the “Forfeited Shares”) to certain holders of Flybondi securities or service providers of Integral 1 or Flybondi. For the avoidance of doubt, other than the Forfeited Shares, the Investor shall retain its rights in any other New Shares allocated to it. The transactions contemplated by this Agreement are contingent upon, and will be effective only upon, the Closing.
2.
The Parties hereby agree and acknowledge that the remaining New Shares allocated to the Investor may not be subjected to any additional lock-ups restrictions in connection with the Transactions, including, for the avoidance of doubt, the terms of the Lock-Up Agreement.
3.
This Agreement (including the Business Combination Agreement, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
4.
No party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 4 shall be null and void ab initio and of no force or effect. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

5.
This Agreement is expressly conditioned upon and subject to the consummation of the Closing. Solely in the event that the Closing is not consummated, this Agreement shall be void and of no further force and effect and the Forfeited Shares shall not be cancelled.
6.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 14.3 of the Business Combination Agreement.
7.
This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Letter Agreement.
8.
This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

Investor: [INVESTOR NAME]

By:
Name:
Title:

Accepted and agreed, effective as of the date first set forth above:

Sponsor:

INTEGRAL SPONSOR LLC

By:

	Name:	Enrique Klix
	Title:	Managing Member

[Signature Page to Contingent Forfeiture Letter]